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                                                                  Exhibit 10.1
                   Amendment No. 2 to Employment Agreement


This Amendment No. 2 to Employment Agreement is made by and between Crown Vantage Inc., a Virginia corporation (the "Company") and Ernest S. Leopold (the "Executive"), dated as of the 11th day of September 1998.

A. The parties hereto entered into an Employment Agreement, made as of December 5, 1995, and Amendment No.1 to Employment Agreement, made as of January 30, 1998, providing for certain employment arrangements (as amended, the "Agreement").

B. The Executive has requested relinquishing his title and responsibilities as Chief Executive Officer of the Company, recognizing that, in view of his pending retirement, certain major decisions as to the future direction of the Company should be made by the management who will be directing and operating the Company after such decisions are implemented.

C. The parties have agreed that the Executive shall remain as Chairman for the duration of the period of employment pursuant to the Agreement, and have agreed to certain financial arrangements in connection therewith, and wish to amend the Agreement accordingly.

IT IS AGREED AS FOLLOWS:

1. Paragraph 3 of the Agreement shall be amended to provide that the "Employment Period" shall terminate on February 1, 1999.

2. The first sentence of Subparagraph 4 (a) of the Agreement shall be amended in its entirety, and shall read as follows:

          "Effective September 11, 1998 and for the remainder of the Employment Period, the Executive shall be Chairman of the Board of Directors and its Executive Committee, shall serve on the Company's Board of Directors and shall have such duties, responsibilities and authority as shall be assigned by the Board of Directors consistent with such position."

3. Subparagraph 4 (b) (ii) of the Agreement shall be amended in its entirety, and shall read as follows:

          "Agreement Payment.  In accordance with this Agreement, the Executive
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          shall be paid a certain sum as previously authorized by the Board of
          Directors on September 11, 1998, which sum is on file with the Vice President - Human Resources, such payment to be made no later than October 1, 1998. Such payment shall not be included in compensation for purposes of calculation of any benefits."

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4.   Subparagraph 4 (b) (vii) of the Agreement shall be amended in its entirety, and shall read as follows:

          "Accrued Vacation.  The Executive shall be paid all accrued and unpaid
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          vacation as of September 11, 1998, such payment to be made no later than October 1, 1998."

5. Executive acknowledges that the change in the Position and Duties, as set forth in Section 2 above, does not constitute "Good Reason" for purposes of the Agreement.

6. In all other respects, the Agreement is reaffirmed and remains in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf as of the day and year first above written.



______________________________
Ernest S. Leopold
(the "Executive")



CROWN VANTAGE INC.



By:  __________________________

Its:  __________________________
(the "Company")

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